As filed with the Securities and Exchange Commission on July 2, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALLEY NATIONAL BANCORP

(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-2477875
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald H. Lipkin, Chairman, President and Chief Executive Officer

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ronald H. Janis, Esq.

Michael T. Rave, Esq.

Day Pitney LLP

P.O. Box 1945

Morristown, NJ 07962

(973) 966-6300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated Filer ☒	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, no par value	917,935 shares(2)	$16.75	$15,375,411.25	$604.25

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the registrant’s Common Stock as reported on the New York Stock Exchange on June 24, 2008.
(2)	In accordance with Rule 416(a), this registration statement is also deemed to cover additional shares of the registrant’s common stock potentially issuable following effectiveness of this registration statement as a result of the triggering of anti-dilution provisions under the warrant agreement covering the warrants dated July 1, 2008 between Valley National Bancorp and American Stock Transfer & Trust Company, LLC.

PROSPECTUS

VALLEY NATIONAL BANCORP

917,935 Shares

Common Stock, No Par Value

This prospectus relates to up to 917,935 shares of common stock, no par value, of Valley National Bancorp (“Valley”), a New Jersey corporation. These shares may be issued from time to time upon exercise of outstanding warrants that were issued by Valley pursuant to the merger of Greater Community Bancorp into Valley. The warrants entitle the holders thereof to purchase shares of Valley common stock at an exercise price of $19.01 per share. The warrants will be exercisable during the period beginning July 1, 2010 and ending June 30, 2015.

In accordance with Rule 416(a), this registration statement is also deemed to cover additional shares of the registrant’s common stock potentially issuable following effectiveness of this registration statement as a result of the triggering of anti-dilution provisions under the warrant agreement covering the warrants dated July 1, 2008 between Valley and American Stock Transfer & Trust Company, LLC.

The common stock of Valley is listed on the New York Stock Exchange under the symbol “VLY”. On June 27, 2008, the closing price for the common stock was $16.80 per share.

Investing in our common stock involves risks. You should carefully review the information contained in this prospectus under the heading “Risk Factors” beginning on page 2 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE COMMISSIONER OF BANKING AND INSURANCE OF THE STATE OF NEW JERSEY OR ANY OTHER GOVERNMENTAL AGENCY.

Our principal executive offices are located at 1455 Valley Road, Wayne, New Jersey 07470 and our telephone number is (973) 305-8800.

The date of this prospectus is July 2, 2008.

ABOUT THIS PROSPECTUS

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Valley National Bancorp” or “Valley” as used in this prospectus refer to Valley National Bancorp and its subsidiaries including Valley National Bank.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section and the other documents we refer to and incorporate by reference, in order to understand this offering fully. In particular, we incorporate important business and financial information into this prospectus by reference.

Valley National Bancorp (“Valley”), a New Jersey corporation, is the bank holding company for Valley National Bank. At March 31, 2008, Valley National Bank had 176 full-service banking offices located throughout northern and central New Jersey and New York City.

Valley and Greater Community Bancorp (“Greater Community”) have entered into an Agreement and Plan of Merger, dated as of March 19, 2008, pursuant to which Greater Community merged with and into Valley effective as of July 1, 2008. Under the terms of the merger agreement, holders of shares of Greater Community common stock have the right to exchange each of their Greater Community shares for 0.9975 of a share of Valley common stock and 0.105 of a warrant to purchase Valley common stock. The warrant exercise price is $19.01 per share. The warrants will be exercisable for the period beginning July 1, 2010 until June 30, 2015.

We are registering the shares of Valley common stock to be issued upon the exercise of these warrants. We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 with respect to the shares offered under this prospectus.

The common stock of Valley is listed on the New York Stock Exchange under the symbol “VLY”. Valley’s principal executive offices are located at 1455 Valley Road, Wayne, New Jersey 07470 and its telephone number is (973) 305-8800.

RISK FACTORS

An investment in Valley common stock is subject to risks. The material risks and uncertainties that management believes affect Valley are described below. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included or incorporated by reference in this prospectus. The risks and uncertainties described below are not the only ones facing Valley. Additional risks and uncertainties that management is not aware of or that management currently believes are immaterial may also impair Valley’s business operations. This prospectus is qualified in its entirety by these risk factors.

Changes in Interest Rates Can Have an Adverse Effect on Profitability.

Valley’s earnings and cash flows are largely dependent upon its net interest income. Net interest income is the difference between interest income earned on interest-earning assets, such as loans and investment securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are sensitive to many factors that are beyond Valley’s control, including general economic conditions, competition, and policies of various governmental and regulatory agencies and, in particular, the policies of the Board of Governors of the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest Valley receives on loans and investment securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) Valley’s ability to originate loans and obtain deposits, (ii) the fair value of Valley’s financial assets and liabilities, including the held to maturity, available for sale, and trading securities portfolios, and (iii) the average duration of Valley’s interest-earning assets. This also includes the risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rate indices underlying various interest-earning assets and interest-bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk), including a prolonged flat or inverted yield curve environment.

Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on Valley’s results of operations, any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on Valley’s financial condition and results of operations.

Competition in the Financial Services Industry.

Valley faces substantial competition in all areas of its operations from a variety of different competitors, many of which are larger and may have more financial resources than Valley. Valley competes with other providers of financial services such as commercial and savings banks, savings and loan associations, credit unions, money market and mutual funds, mortgage companies, title agencies, asset managers, insurance companies and a growing list of other local, regional and national institutions which offer financial services. Mergers between financial institutions within New Jersey and in neighboring states have added competitive pressure. If Valley is unable to compete effectively, it will lose market share and its income generated from loans, deposits, and other financial products will decline.

Liquidity Risk.

Liquidity risk is the potential that Valley will be unable to meet its obligations as they come due, capitalize on growth opportunities as they arise, or pay regular dividends because of an inability to liquidate assets or obtain adequate funding in a timely basis, at a reasonable cost and within acceptable risk tolerances.

Liquidity is required to fund various obligations, including credit obligations to borrowers, mortgage originations, withdrawals by depositors, repayment of debt, dividends to shareholders, operating expenses and capital expenditures.

Liquidity is derived primarily from retail deposit growth and retention; principal and interest payments on loans; principal and interest payments; sale, maturity and prepayment of investment securities; net cash provided from operations and access to other funding sources.

Valley’s liquidity can be affected by a variety of factors, including general economic conditions, market disruption, operational problems affecting third parties or Valley, unfavorable pricing, competition, Valley’s credit rating and regulatory restrictions.

Loss of Lower-Cost Funding Sources.

Checking and savings, NOW, and money market deposit account balances and other forms of customer deposits can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments, Valley could lose a relatively low cost source of funds, increasing its funding costs and reducing Valley’s net interest income and net income.

Changes in Primary Market Areas Could Adversely Impact Results of Operations and Financial Condition.

Much of Valley’s lending is in northern and central New Jersey and New York City. As a result of this geographic concentration, a significant broad-based deterioration in economic conditions in New Jersey and the New York City metropolitan area could have a material adverse impact on the quality of Valley’s loan portfolio, and accordingly, Valley’s results of operations. Such a decline in economic conditions could restrict borrowers’ ability to pay outstanding principal and interest on loans when due, and, consequently, adversely affect the cash flows of Valley’s business.

Valley’s loan portfolio is largely secured by real estate collateral. A substantial portion of the real and personal property securing the loans in Valley’s portfolio is located in New Jersey and New York City. Conditions in the real estate markets in which the collateral for Valley’s loans are located strongly influence the level of Valley’s non-performing loans and results of operations. A decline in the New Jersey and New York City metropolitan area real estate markets, as well as other external factors, could adversely affect Valley’s loan portfolio.

Allowance For Loan Losses May Be Insufficient.

Valley maintains an allowance for loan losses based on, among other things, national and regional economic conditions, historical loss experience and delinquency trends. However, Valley cannot predict loan losses with certainty, and Valley cannot provide assurance that charge-offs in future periods will not exceed the allowance for loan losses. If net charge-offs exceed Valley’s allowance, its earnings would decrease. In addition, regulatory agencies review Valley’s allowance for loan losses and may require additions to the allowance based on their judgment about information available to them at the time of their examination. Valley management could also decide that the allowance for loan losses should be increased. An increase in Valley’s allowance for loan losses could reduce its earnings.

Potential Acquisitions May Disrupt Valley’s Business and Dilute Shareholder Value.

Valley regularly evaluates merger and acquisition opportunities and conducts due diligence activities related to possible transactions with other financial institutions and financial services companies. As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur at any time. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of Valley’s tangible book value and net income per common share may occur in connection with any future transaction. Furthermore, failure to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from an acquisition could have a material adverse effect on Valley’s financial condition and results of operations.

Implementation of Growth Strategies.

Valley has a strategic branch expansion initiative to expand its physical presence in New York City, including entry into new market areas located in Kings and Queens counties, New York, and fill in its markets within New Jersey. Additionally, in 2007, Valley expanded the geographic presence of its auto loan dealer network into Connecticut, which network already includes Pennsylvania, Florida, New York, and New Jersey. Valley can provide no assurances that it will successfully implement these initiatives.

Valley’s ability to successfully execute these initiatives depends upon a variety of factors, including its ability to attract and retain experienced personnel, the continued availability of desirable business opportunities and locations, the competitive responses from other financial institutions in Valley’s new market areas, and the ability to manage growth. These initiatives could cause Valley’s expenses to increase faster than revenues.

There are considerable initial and on-going costs involved in opening branches, growing loans in new markets, and attracting new deposit relationships. These expenses could negatively impact future earnings. For example, it takes time for new branches and relationships to achieve profitability. Expenses could be further increased if there are delays in the opening of new branches or if attraction strategies are more costly than expected. Delays in opening new branches can be caused by a number of factors such as the inability to find suitable locations, zoning and construction delays, and success in attracting qualified personnel to staff the new branch. In addition, there is no assurance that a new branch will be successful even after it has been established.

From time to time, Valley may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. Valley may invest significant time and resources to develop and market new lines of business and/or products and services. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting customer preferences, may also impact the successful implementation of a new line of business or a new product or service. Additionally, any new line of business and/or new product or service could have a significant impact on the effectiveness of Valley’s system of internal controls. Failure to successfully manage these risks could have a material adverse effect on Valley’s business, results of operations and financial condition.

Changes in Accounting Policies or Accounting Standards.

Valley’s accounting policies are fundamental to understanding its financial results and condition. Some of these policies require use of estimates and assumptions that may affect the value of Valley’s assets or liabilities and financial results. Valley identified its accounting policies regarding the allowance for loan losses, goodwill and other intangible assets, and income taxes to be critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain. Under each of these policies, it is possible that materially different amounts would be reported under different conditions, using different assumptions, or as new information becomes available.

From time to time the Financial Accounting Standards Board (“FASB”) and the SEC change the financial accounting and reporting standards that govern the form and content of Valley’s external financial statements. In addition, accounting standard setters and those who interpret the accounting standards (such as the FASB, SEC, banking regulators and Valley’s outside auditors) may change or even reverse their previous interpretations or positions on how these standards should be applied. Changes in financial accounting and reporting standards and changes in current interpretations may be beyond Valley’s control, can be hard to predict and could materially impact how Valley reports its financial results and condition. In certain cases, Valley could be required to apply a new or revised standard retroactively or apply an existing standard differently (also retroactively) which may result in Valley restating prior period financial statements in material amounts.

Extensive Regulation and Supervision.

Valley, primarily through its principal subsidiary, Valley National Bank, and certain non-bank subsidiaries, is subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole. Such laws are not designed to protect Valley shareholders. These regulations affect Valley’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Valley is also subject to a number of federal laws, which, among other things, require it to lend to various sectors of the economy and population, and establish and maintain comprehensive programs relating to anti-money laundering and customer identification. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Valley in substantial and unpredictable ways. Such changes could subject Valley to additional costs, limit the types of financial services and products it may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Valley’s business, financial condition and results of operations. Valley’s compliance with certain of these laws will be considered by banking regulators when reviewing bank merger and bank holding company acquisitions. While Valley has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

Encountering Continuous Technological Change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Valley’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in Valley’s operations. Many of Valley’s competitors have substantially greater resources to invest in technological improvements. Valley may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on Valley’s business and, in turn, Valley’s financial condition and results of operations.

Operational Risk.

Valley faces the risk that the design of its controls and procedures, including those to mitigate the risk of fraud by employees or outsiders, may prove to be inadequate or are circumvented, thereby causing delays in detection of errors or inaccuracies in data and information. Management regularly reviews and updates Valley’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of Valley’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on Valley’s business, results of operations and financial condition.

Valley may also be subject to disruptions of its systems arising from events that are wholly or partially beyond its control (including, for example, computer viruses or electrical or telecommunications outages), which may give rise to losses in service to customers and to financial loss or liability. Valley is further exposed to the risk that its external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as is Valley) and to the risk that Valley’s (or its vendors’) business continuity and data security systems prove to be inadequate.

Valley’s performance is largely dependent on the talents and efforts of highly skilled individuals. There is intense competition in the financial services industry for qualified employees. In addition, Valley faces increasing competition with businesses outside the financial services industry for the most highly skilled individuals. Valley’s business operations could be adversely affected if it were unable to attract new employees and retain and motivate its existing employees.

Claims and Litigation Pertaining to Fiduciary Responsibility.

From time to time as part of Valley’s normal course of business, customers make claims and take legal action against Valley based on actions or inactions of Valley employees. If such claims and legal actions are not resolved in a manner favorable to Valley, they may result in financial liability and/or adversely affect the market perception of Valley and its products and services. This may also impact customer demand for Valley’s products and services. Any financial liability or reputation damage could have a material adverse effect on Valley’s business, which, in turn, could have a material adverse effect on its financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain forward-looking statements regarding the financial condition, results of operations and business of Valley. These statements are not historical facts and include expressions about Valley’s:

•	confidence;

•	strategies and expressions about earnings;

•	new and existing programs and products;

•	relationships;

•	opportunities;

•	technology; and

•	market conditions.

You may identify these statements by looking for:

•	forward-looking terminology, like “expect,” “believe” or “anticipate;”

•	expressions of confidence like “strong” or “on-going;” or

•	similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following possibilities:

•	competitive pressure in the banking and financial services industry increases significantly;

•	changes in the interest rate environment which adversely affect Valley’s net interest margins;

•	loss of current customers or failure to develop new customers;

•	general economic conditions, either nationally or in the greater New York metropolitan area, are less favorable than expected; and/or

•	loss of tax benefits and impact of tax strategies.

Valley assumes no obligation for updating its forward-looking statements at any time.

INFORMATION ABOUT VALLEY

General

Valley National Bancorp (“Valley”), a New Jersey corporation, was organized in 1983 as a holding company for Valley National Bank. Valley indirectly owns additional subsidiaries through Valley National Bank. Valley is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act.

As of March 31, 2008, Valley had:

•	consolidated assets of $13.0 billion;

•	total deposits of $8.4 billion;

•	total loans of $8.7 billion; and

•	total shareholders’ equity of $958.8 million.

In addition to Valley’s principal subsidiary, Valley National Bank, Valley owns 100% of the voting shares of VNB Capital Trust I, through which Valley issued trust preferred securities.

Valley’s principal executive offices and telephone number are:

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

Valley National Bank

Valley National Bank is a national banking association chartered in 1927 under the laws of the United States. Currently, Valley National Bank has 177 full-service banking offices located throughout northern and central New Jersey and New York City. The Bank provides a full range of commercial and retail banking services. These services include, but are not limited to, the following: the acceptance of demand, savings and time deposits; extension of consumer, real estate, Small Business Administration loans and other commercial credits; equipment leasing; personal and corporate trust; and pension and fiduciary services.

Valley National Bank’s wholly-owned subsidiaries are all included in the consolidated financial statements of Valley.

These subsidiaries include:

•	a mortgage servicing company;

•	a title insurance agency;

•	asset management advisors which are SEC registered investment advisors;

•	an all-line insurance agency offering property and casualty, life and health insurance;

•	subsidiaries which hold, maintain and manage investment assets for Valley National Bank;

•	a subsidiary which owns and services auto loans;

•	a subsidiary which specializes in asset-based lending; and

•	a subsidiary which offers both commercial equipment leases and financing for general aviation aircraft.

Valley National Bank’s subsidiaries also include real estate investment trust subsidiaries which own real estate-related investments and another REIT subsidiary which owns some of the real estate utilized by Valley National Bank and related real estate investments.

DESCRIPTION OF VALLEY COMMON STOCK

The authorized capital stock of Valley presently consists of 190,886,088 shares of common stock and 30,000,000 shares of preferred stock. As of June 30, 2008, 125,975,875 shares of Valley common stock and no shares of preferred stock were outstanding.

General

Valley is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act. The following description of Valley common stock describes certain general terms of Valley common stock.

Dividend Rights

Holders of Valley common stock are entitled to dividends when, as and if declared by the board of directors of Valley out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when Valley is insolvent. Funds for the payment of dividends by Valley must come primarily from the earnings of Valley’s bank subsidiary. Thus, as a practical matter, any restrictions on the ability of Valley National Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Valley.

As a national banking association, Valley National Bank is subject to limitations on the amount of dividends it may pay to Valley, Valley National Bank’s only shareholder. Prior OCC approval is required to the extent the total dividends to be declared by Valley National Bank in any calendar year exceeds net profits for that year combined with the bank’s retained net profits from the preceding two calendar years, less any transfers to capital surplus. Under this limitation, Valley National Bank could declare dividends in 2008 without prior approval of the OCC of up to $63.3 million plus an amount equal to Valley National Bank’s net profits for 2008 to the date of such dividend declaration.

Valley is also subject to certain Federal Reserve Board policies that may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board would most likely seek to prohibit any dividend payment that would reduce a holding company’s capital below these minimum amounts.

Voting Rights

At meetings of shareholders, holders of Valley common stock are entitled to one vote per share. The quorum for shareholders’ meetings is a majority of the outstanding shares. Generally, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Valley common stock at a meeting at which a quorum is present.

Liquidation Rights

In the event of liquidation, dissolution or winding up of Valley, holders of Valley common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities.

Assessment and Redemption

All outstanding shares of Valley common stock are fully paid and non-assessable. Valley common stock is not redeemable at the option of the issuer or the holders thereof.

Other Matters

American Stock Transfer & Trust Company, LLC is presently both the transfer agent and the registrar for Valley common stock. Valley common stock is traded on the New York Stock Exchange under the symbol “VLY”, and is registered with the SEC under Section 12(b) of the Exchange Act.

“Blank Check” Preferred Stock

The preferred stock that is authorized by Valley’s certificate of incorporation is typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. Except in limited circumstances, Valley’s certificate of incorporation authorizes the Valley board of directors to issue new shares of Valley common stock or preferred stock without further shareholder action.

Valley’s certificate of incorporation gives the board of directors authority at any time to:

•	divide the authorized but unissued shares of preferred stock into series;

•	determine the designations, number of shares, relative rights, preferences and limitations of any series of preferred stock;

•	increase the number of shares of any preferred series; and

•	decrease the number of shares in a preferred series, but not to a number less than the number of shares outstanding.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of Valley’s common stock will not have preemptive rights with respect to any newly issued stock. The Valley board could adversely affect the voting power of holders of Valley stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of Valley that the board of directors does not believe to be in the best interests of its shareholders, the board could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill. The board of directors of Valley has not approved any plan to issue any preferred stock for this or any other purpose. The Valley board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of Valley and its shareholders.

DESCRIPTION OF WARRANTS

On March 19, 2008, Valley and Greater Community entered into an Agreement and Plan of Merger pursuant to which Greater Community merged with Valley, with Valley as the surviving corporation. Shareholders of Greater Community have approved the merger.

Upon the consummation of the merger on July 1, 2008, holders of Greater Community common stock received 0.9975 shares of Valley common stock and 0.105 of a warrant to purchase Valley common stock for each share of Greater Community common stock they owned. The exercise price of the warrants is $19.01 per share. The warrants will be exercisable from July 1, 2010 to June 30, 2015, provided, however, that the warrants may be exercisable prior to July 1, 2010 in the event of an acquisition or proposed acquisition or liquidation involving Valley (as discussed in more detail below). This prospectus is being distributed to holders of the warrants and relates to the issuance of up to 917,935 shares of Valley common stock upon exercise of the warrants.

Valley has appointed American Stock Transfer & Trust Company, LLC (“ASTTC”) as warrant agent for purposes of issuing, transferring and exchanging the warrants issued in the merger pursuant to the terms of the merger agreement and a warrant agreement between Valley and ASTTC. To exercise a warrant, the warrant holder must present and surrender the Warrant Certificate to ASTTC, as warrant agent, at its corporate office, with the Subscription Form on the reverse side of such Certificate properly completed and executed, indicating the number of shares to be purchased, and accompanied by payment in full by certified or official bank check payable to the order of Valley for the total exercise price.

A holder of warrants as such is not entitled to vote, receive dividends or exercise any of the rights of holders of shares of Valley common stock until such time as such warrants have been duly exercised and payment of the exercise price has been made.

The warrants are transferable by a holder upon surrender of the Warrant Certificate for transfer at the office of the warrant agent, accompanied by a duly executed Assignment Form and funds sufficient to pay any applicable transfer tax. Thereafter, the warrant agent will execute and deliver a new Warrant Certificate to the designated transferee or transferees.

The warrant agreement contains provisions that will adjust the number of shares purchasable upon exercise of the warrant proportionally to reflect any share dividend or other distribution, share division or combination, reclassification or reorganization which affects holders of record of Valley common stock as of any date on or after the time the merger becomes effective. In the event of any consolidation with or merger of Valley into another corporation or sale or conveyance of substantially all of Valley’s assets (a “change in control transaction”), the warrant holder will have the right to receive, upon payment of the warrant price, upon the terms and conditions in the merger agreement and in the warrant agreement, and in lieu of shares of Valley common stock purchasable upon the exercise of the warrant, such shares of stock, securities, cash or other assets which the warrant holder would have been entitled to receive after the happening of such change in control transaction had such warrant been exercised immediately prior to the consummation of the transaction. In the event the change in control transaction involves an exchange of consideration other than shares of common stock or other securities in exchange for Valley common stock, Valley may fulfill its obligations to the warrant holder by permitting the warrant holder the opportunity to exercise his or her warrants before the consummation date of the change in control transaction, and thereby participate in the transaction as a holder of Valley common stock. Any warrants not exercised before the consummation of the change in control transaction shall be cancelled and become null and void on the consummation date of the transaction. The foregoing is merely a summary of the terms of the warrant agreement. The full terms of the warrant agreement are set forth in Exhibit 4.1 and are incorporated by reference herein.

USE OF PROCEEDS

Upon the exercise of any warrant, Valley will receive $19.01 for each share of Valley common stock. The proceeds to Valley from the sale of the shares of Valley common stock upon exercise of the warrants will be used for working capital and other general corporate purposes.

PLAN OF DISTRIBUTION

In the event of the exercise of any or all of the warrants by the warrant holders, Valley will receive $19.01 for each share of Valley common stock. In exchange for the consideration, Valley will issue the shares of Valley common stock to the exercising warrant holder. Valley will not use an underwriter in connection with the issuances of the shares. Upon issuance, the shares will be freely tradeable subject, in the case of exercise by affiliates of Valley, to Rule 144 promulgated under the Securities Act of 1933.

FEDERAL INCOME TAX CONSEQUENCES

Holders of the warrants will not recognize any gain or loss on the purchase of shares of Valley common stock for cash upon exercise of the warrants. The tax basis of the shares of Valley common stock received will be equal to the tax basis, as adjusted, in the warrants so exercised, plus the cash exercise price. The initial tax basis of the warrants is equal to the fair market value thereof as of the date of issuance. The holding period for purposes of determining whether gain realized upon sale of such shares of Valley common stock is to be treated as short-term or long term capital gain will not include any period during which the warrants were held, but instead will commence upon the exercise of the warrants. Holders of the warrants should consult their own tax advisors concerning the federal income tax consequences of the sale, exchange or other disposition of the warrants. Such holders should also consult with their own tax advisors as to the tax treatment arising from the application of foreign, state or local tax laws and regulations.

LEGAL MATTERS

The validity of the shares of Valley common stock offered hereby will be passed upon for Valley by Day Pitney LLP, Morristown, New Jersey.

EXPERTS

The consolidated financial statements of Valley appearing in Valley’s Annual Report (Form 10-K) for the year ended December 31, 2007 including schedules appearing therein, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 included therein, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. This prospectus summarizes material provisions of contracts and other documents that we refer you to. For further information on Valley and the securities, you should refer to our registration statement and its exhibits. As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

We also file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2008;

•	Current Reports filed on Form 8-K dated January 28, 2008, March 7, 2008, March 20, 2008 and May 15, 2008;

•	The definitive proxy statement for our 2008 annual meeting of shareholders; and

•	The description of the common stock which is contained in Valley’s Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operation may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Attention: Dianne M. Grenz

Telephone: 973-305-3380

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the approximate expenses payable by Valley in connection with the sale of the common stock being registered:

Registration Statement filing fee	$600
Printing expenses	$5,000
Legal fees and expenses	$15,000
Accounting fees and expenses	$10,000
Miscellaneous	$10,000

Total	$40,600

Item 15.	Indemnification of Directors and Officers

Indemnification. Article VI of the certificate of incorporation of Valley National Bancorp provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney’s fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened civil or criminal proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

Exculpation. Article VIII of the certificate of incorporation of Valley National Bancorp provides:

A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by Valley National Bancorp in 1987.

Item 16.	Exhibits

The following exhibits are filed herewith or incorporated by reference. The reference numbers correspond to the numbered paragraphs of Item 601 of Regulation S-K.

2	Agreement and Plan of Merger dated as of March 19, 2008 between Valley National Bancorp and Greater Community Bancorp (Incorporated by reference to Appendix A of Form S-4/A filed May 20, 2008).

4.1	Warrant Agreement between Valley National Bancorp and American Stock Transfer & Trust Company, LLC (Incorporated by reference to Appendix B of Form S-4/A filed May 20, 2008).

4.2	Form of Warrant Certificate for Purchase of Valley Common Stock (filed herewith).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Day Pitney LLP (incorporated in Exhibit 5).

24	Powers of Attorney (included on the signature page of the Registration Statement).

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Wayne, State of New Jersey, on the 2nd day of July, 2008.

VALLEY NATIONAL BANCORP

By:	/s/ Gerald H. Lipkin
Gerald H. Lipkin, Chairman, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerald H. Lipkin, Alan D. Eskow and Mitchell L. Crandell as attorneys-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald H. Lipkin	Chairman, President and Chief Executive Officer and Director	July 2, 2008
Gerald H. Lipkin

/s/ Alan D. Eskow	Executive Vice President and Chief	July 2, 2008
Alan D. Eskow	Financial Officer (Principal Financial Officer)

/s/ Mitchell L. Crandell	Senior Vice President and Controller	July 2, 2008
Mitchell L. Crandell	(Principal Accounting Officer)

/s/ Andrew B. Abramson	Director	July 2, 2008
Andrew B. Abramson

/s/ Pamela Bronander	Director	July 2, 2008
Pamela Bronander

/s/ Eric P. Edelstein	Director	July 2, 2008
Eric P. Edelstein

/s/ Mary J. Steele Guilfoile	Director	July 2, 2008
Mary J. Steele Guilfoile

Director
H. Dale Hemmerdinger

/s/ Graham O. Jones	Director	July 2, 2008
Graham O. Jones

/s/ Walter H. Jones, III	Director	July 2, 2008
Walter H. Jones, III

/s/ Gerald Korde	Director	July 2, 2008
Gerald Korde

Director
Michael L. LaRusso

/s/ Marc J. Lenner	Director	July 2, 2008
Marc J. Lenner

Director
Robinson Markel

Director
Richard S. Miller

/s/ Barnett Rukin	Director	July 2, 2008
Barnett Rukin

/s/ Suresh L. Sani	Director	July 2, 2008
Suresh L. Sani

Director
Robert C. Soldoveri

INDEX TO EXHIBITS

2	Agreement and Plan of Merger dated as of March 19, 2008 between Valley National Bancorp and Greater Community Bancorp (Incorporated by reference to Appendix A of Form S-4/A filed May 20, 2008).

4.1	Warrant Agreement between Valley National Bancorp and American Stock Transfer & Trust Company, LLC (Incorporated by reference to Appendix B of Form S-4/A filed May 20, 2008).

4.2	Form of Warrant Certificate for Purchase of Valley Common Stock (filed herewith).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Day Pitney LLP (incorporated in Exhibit 5).

24	Powers of Attorney (included on the signature page of the Registration Statement).